EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-35539, No. 333-83842, No. 333-126981, No. 333-160627, No. 333-167903, No. 333-183464, No. 333-203142 and No. 333-206422) of Checkpoint Systems, Inc. of our report dated March 5, 2015, except with respect to our opinion on internal control over financial reporting insofar as it relates to the matter described in the third paragraph of Management’s Annual Report on Internal Control Over Financial Reporting, as to which the date is November 3, 2015, relating to the financial statements, financial statement schedule, and the effectiveness of internal control over financial reporting, which appears in this Amendment No. 1 to Form 10K.

PricewaterhouseCoopers LLP
Philadelphia, Pennsylvania
November 3, 2015